Exhibit 99.2

SAKS INCORPORATED ANNOUNCES AMENDED AND

RESTATED REVOLVING CREDIT FACILITY

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (November 24, 2009)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that it has entered into an amended and restated revolving credit agreement. The amendment extends the maturity date of this facility to November 22, 2013. The maximum committed borrowing capacity of the amended facility remains at $500 million.

Kevin Wills, Executive Vice President and Chief Financial Officer of the Company, noted, “We are very pleased to announce the extension and amendment of our revolving credit facility, which was arranged by Wells Fargo Retail Finance, and the degree of support we received from the participating financial institutions.

“This year, we undertook a series of important actions that strengthened our capital structure and will provide considerable flexibility going forward. In addition to the extension and amendment of the revolving credit facility, we issued $120 million of convertible notes in May, and we completed a $100 million common stock offering last month. Proceeds of those transactions were used to reduce borrowings on our revolving credit facility.” As of October 31, 2009 (the end of the third fiscal quarter), the Company had no direct outstanding borrowings on the revolving credit facility.

The amendment revises certain terms and covenants to the existing revolving credit facility. While the borrowing capacity formula based on eligible collateral remains substantially unchanged, the new interest rates vary with usage and are in the range of LIBOR plus 3.5% to 4.0%. The facility is subject to no financial covenants unless the availability falls below $87.5 million. At that time, the Company is subject to a fixed charge coverage ratio of at least 1:1. The credit facility is available for working capital, the issuance of letters of credit, capital expenditures, and other general corporate purposes.

Wells Fargo Retail Finance (part of Wells Fargo & Company (NYSE: WFC)), UBS Securities LLC, Regions Business Capital, and GE Capital Markets, Inc. were joint lead arrangers and joint bookrunning managers for the transaction.

Saks Incorporated operates 53 Saks Fifth Avenue stores, 55 Saks OFF 5TH stores, and saks.com.

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